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                                                                      EXHIBIT 10

                                 ROPES & GRAY
                            One International Place
                               Boston, MA 02110



                                March 31, 1998


WM Variable Trust
601 West Main Avenue
Spokane, Washington 99201


Ladies and Gentlemen:

     You have informed us that you propose to register under the Securities Act of 1933, as amended (the "Act"), on Form N-1A and offer and sell shares of beneficial interest, without par value, of your Northwest Fund and Bond & Stock Fund (the "Shares"), at not less than net asset value.

     We have examined an executed copy of your Amended and Restated Agreement and Declaration of Trust dated as of January 29, 1993, Amendment No. 1 thereto dated April 27, 1993, Amendment No. 2 thereto dated September 22, 1993 and Amendment No. 3 thereto dated as of March 20, 1998 (the "Declaration of Trust"), and certified copies of resolutions adopted by your trustees to authorize the issue and sale to the public from time to time of authorized and unissued Shares. We have further examined a copy of your By-Laws and such other documents and records as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the beneficial interest in each of your series is divided into an unlimited number of Shares and the issue and sale of the authorized but unissued Shares has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the applicable net asset value, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

     WM Variable Trust (the "Trust") is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and
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WM Variable Trust                     -2-                         March 31, 1998

requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of each series of the Trust (the "Series") for all loss and expense of any shareholder of the Series held personally liable solely by reason of his or her being or having been such a shareholder liability is limited to circumstances in which the Series itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of an indefinite number of shares for the offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement on Form N-1A relating to such offering and sale.

                                        Very truly yours,


                                        Ropes & Gray